EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2007, (which express an unqualified opinion and include an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005, and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132R in 2006 and PNM Resources, Inc.’s acquisition of TNP Enterprises, Inc. in 2005), relating to the consolidated financial statements and financial statement schedules of PNM Resources, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of PNM Resources, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 13, 2007